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                                                                EXHIBIT NO. 10.6

                            AMENDMENT TO SUPPLEMENTAL
                          SECURITIES PURCHASE AGREEMENT


This Amendment to Supplemental Securities Purchase Agreement (this "Agreement") is made as of April 10, 2001 by and among Krause's Furniture, Inc., a Delaware corporation (the "Company"), General Electric Capital Corporation, a New York corporation ("GECC"), and Japan Omnibus Ltd., an international business incorporated in the British Virgin Islands ("JOL").

Whereas, the Company, GECC and JOL are parties to the Supplemental Securities Purchase Agreement, dated as of August 14, 1997 (as amended, the "Purchase Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement), which provided for the purchase and sale of certain Notes and amended and restated the provisions of the Original Agreement relating to such Notes; and

Whereas, pursuant to the terms of the Notes, the Company is required to make a principal repayment to GECC and JOL in the amount of $1,000,000 (the "Scheduled Repayment Amount") on March 31, 2001; and

Whereas, the Company has requested that GECC and JOL waive the requirement that the Company pay the Scheduled Repayment Amount on March 31, 2001 and adjust the payment schedule so that no principal repayment shall be required until March 31, 2002; and

Whereas, GECC and JOL are willing to waive such payment on such date, subject to the terms and conditions contained herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    Section 1. Maturity; Principal and Interest Payments.

               (a) The maturity date of the Notes is hereby extended until June 30, 2004.

               (b) GECC and JOL hereby waive any Event of Default under the Purchase Agreement which would arise from a failure by the Company to pay the Scheduled Repayment Amount on March 31, 2001; provided that the full amount of such unpaid Scheduled Repayment Amount and all other principal from time to time outstanding under the Notes (together with all unpaid interest thereon from time to time outstanding) shall bear interest thereon from and including March 31, 2001 at the rate of 12% per annum computed in the manner provided in the Notes and otherwise in accordance with the terms of the Notes and this Agreement until paid in full.

               (c) Pursuant to a letter agreement dated May 5, 2000, GECC and JOL agreed that interest on the Notes would be deferred until March 31, 2001 and that such deferred interest could be satisfied by issuance of shares of the Company's Series A Preferred Stock to GECC and JOL. The parties acknowledge and

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                    agree that interest shall accrue on the Notes from and
                    including March 31, 2001, but such amount of accrued interest shall be added to the principal amount of the Notes at the June 30, September 30 and December 31 for 2001. Accrued interest shall be paid in full on each date for which principal payments become due (as set forth in Section 1(d) below) or upon any prepayment of principal. Accordingly, on March 31, 2002 an interest payment shall be made of all accrued interest from and including December 31, 2001 to March 31, 2002.

               (d) Each of the Notes and the Purchase Agreement is hereby amended to provide that the payment date for each scheduled payment of principal is as follows:

                  Payment Date           Amount of Principal Due
                  March 31, 2001         0
                  June 30, 2001          0 (accrued interest added to principal)
                  September 30, 2001     0 (accrued interest added to principal)
                  December 31, 2001      0 (accrued interest added to principal)
                  March 31, 2002         $1 million (plus accrued interest)
                  June 30, 2002          $1 million (plus accrued interest)
                  September 30, 2002     $1 million (plus accrued interest)
                  December 31, 2002      $1 million (plus accrued interest)
                  March 31, 2003         $1 million (plus accrued interest)
                  June 30, 2003          $1 million (plus accrued interest)
                  September 30, 2003     $1 million (plus accrued interest)
                  December 31, 2003      $1 million (plus accrued interest)
                  March 31, 2004         $2 million (plus accrued interest)
                  June 30, 2004          Balance (plus accrued interest)


Section 2. Financial Covenants Amendments. Effective as of the date of this Agreement, Section 6.2 (Financial Covenants) of the Purchase Agreement shall be amended in its entirety to read as follows:

          6.2. Financial Covenants. For purposes of this Section 6.2, "fiscal year" and "fiscal quarter" are both measured on the basis of the fiscal year of the Company ending on the Sunday closest to the last day of January of the succeeding calendar year as determined by the 52/53 week retail fiscal year.12

          (a) The Company will not permit its Consolidated Net Worth at the end of any fiscal quarter to be less than the amount set forth below for such fiscal quarter, provided that, upon any public or private offering of capital stock of the Company for the Company's account, the amounts set forth below for fiscal quarters subsequent to such offering shall be adjusted upward by an amount equal to the net proceeds of any such offering multiplied by 0.9:

--------

(1) E.g., Fiscal year 2001 is the twelve-month period ending 12/23/01 and the fiscal quarters of fiscal year 2001 are the quarterly periods ending 3/25/01, 6/24/01, 9/23/01 and 12/23/01.

(2) The Company's compliance with all of the financial covenants set forth herein shall take into account all of the Company's business, including the Company's e-commerce and business-to-business operations and any proceeds previously segregated in connection therewith.


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          Year       Q1       Q2       Q3       Q4
          ----      ----     ----     ----     ----

          1998      N/A      N/A      N/A      11.5
          1999      11.5      9.0      8.8      4.0
          2000       9.2      9.2      6.8      2.3
          2001       3.2     (0.1)    (1.7)    (1.7)
          2002      (1.7)    32       35       40
          2003      40       40       45       45
          2004      50       50       N/A      N/A

     ; provided, that for purposes of this covenant, for Q2, Q3 and Q4 of the 2001 year and for Q1 of the 2002 year, such amounts shall exclude interest and fees pursuant to the A/R Line of Credit (defined below), if any;

          (b) The Company will not incur, create, assume or permit to exist any Indebtedness at the end of any fiscal quarter if such Indebtedness would result in a ratio of Consolidated Total Indebtedness to Consolidated Net Worth of more than the amount for such fiscal quarter indicated set forth below:

          Year       Q1       Q2       Q3       Q4
          ----      ----     ----     ----     ----

          1998      N/A      N/A      N/A       2.25
          1999       2.75     2.75     3.75     7.5
          2000       3.2      3.7      5.6     13.4
          2001      10.5     35.2     34.7     32.4
          2002      32.5      1.0      1.0      1.0
          2003       1.0      1.0      0.9      0.9
          2004       0.9      0.9      N/A      N/A

     ; provided, that in the event that the Consolidated Net Worth as of the end of any fiscal quarter is less than 1 it shall be deemed to be 1; provided, that for purposes of this covenant, for Q2, Q3 and Q4 of the 2001 year and for Q1 of the 2002 year, such amounts shall exclude interest and fees pursuant to the A/R Line of Credit, if any; and provided further that for Q2, Q3 and Q4 of the 2001 year, for purposes of this covenant only, Consolidated Total Indebtedness shall not include borrowings made pursuant to a line of credit of the Company secured by receivables generated in the contract manufacturing business for commercial customers (so long as such line of credit has customary terms, has a maximum limit of $2 million and prior to its execution by the Company has been described in reasonable detail in writing to GECC and JOL (the "A/R Line of Credit")).

          (c) The Company will not permit its Fixed Charge Ratio at the end of any fiscal quarter to be less than the amount set forth below for such fiscal quarter:

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          Year       Q1       Q2       Q3       Q4
          ----      ----     ----     ----     ----

          1998      N/A      N/A      N/A      0.85
          1999       0.95    0.70     0.75     0.005
          2000       0.65    0.55     0.08     0.5
          2001      (0.04)   0.6      5.90     1.14
          2002       1.16    1.3      1.3      1.5
          2003       1.4     1.4      1.4      1.5
          2004       1.5     1.5      N/A      N/A

     ; provided, that for purposes of this covenant, for Q2, Q3 and Q4 of the 2001 year and for Q1 of the 2002 year, such amounts shall exclude interest and fees pursuant to the A/R Line of Credit, if any;

          (d) The Company and its Subsidiaries will not make capital expenditures (net of any sale leasebacks incurred within such fiscal year) in excess of the amounts set forth below for the fiscal years indicated:

          1998       $7.6 million
          1999       $10.0 million
          2000       $5.0 million
          2001       $1.5 million
          2002       $3.0 million
          2003       $4.0 million
          2004       $5.0 million

          Any amount not spent in any one fiscal year may be spend in a succeeding fiscal year, subject to the Company's annual business plan.


Section 3.  Certain Restrictions.

          (a) The Company hereby agrees that it shall not, for so long as GECC is entitled to designate the GECC Designee (whether or not the GECC Designee is then serving on the Board) directly or indirectly, and shall not permit any of its Subsidiaries (as defined in the Stockholders Agreement) to, directly or indirectly, take any of the actions delineated in Section 2.2 of the Stockholders Agreement without (i) the prior written consent of GECC or (ii) the approval, at a meeting of the Board or a committee thereof duly called and held, of the GECC Designee. The Company further agrees that any approval of the GECC Designee under the Stockholders Agreement or otherwise may alternatively be provided by GECC in writing, whether or not the GECC Designee is then serving on the Board.

          (b) The term "Stockholders Agreement" means the Amended and Restated Stockholders Agreement by and among Krause's Furniture, Inc. and the Stockholders listed on the signature pages thereof, dated as of January 14, 200 (as amended, and as may be further amended). As used in this Section 3, the terms "Board", "GECC Designee" and "Subsidiaries" are used as defined in the Stockholders Agreement.


Section 4. Conditions. As consideration for and as conditions to the waiver by GECC and JOL set forth in Section 1 above and further amendments and covenants above, the Company shall execute and/or deliver the following documents:


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          (c) one or more notes, substantially in the form of the Notes and including the terms relating to the Notes set forth in Section 1 above, in favor of GECC and JOL, pro rata in accordance with the aggregate outstanding principal amount of Notes held by them, in the aggregate principal amount of $200,000, which amount shall constitute a deferred fee as consideration for the waiver granted in this Agreement (such notes shall be issued within 10 business days of the date hereof);

          (d) any new notes or amendments to the Notes necessary to effect the terms relating to the Notes set forth in Section 1 above (such notes or amendments, together with the notes described in clause (a) above, the "2001 Notes"; for purposes of the Purchase Agreement and this Agreement, the term "Notes" shall be deemed to include the 2001 Notes) (such notes or amendments shall be issued within 10 business days of the date hereof);

          (e) all shareholder and other consents and actions, including without limitation the consent of TH Lee.Putnam Internet Partners, L.P. and TH Lee.Putnam Internet Parallel Partners, L.P., together with their affiliates, necessary to permit the Company to use all of the remaining proceeds of the private placement of its Series A Convertible Preferred Stock of the Company for general corporate purposes free of any right of redemption or other default rights relating thereto, other than the limitations set forth in the Purchase Agreement or this Agreement; and

          (f) all other consents, including, without limitation, under the Series A Convertible Preferred Stock of the Company or the Senior Credit Facility (as defined below), necessary to effect the terms of this Agreement.


In accordance with the terms of Section 12.10 of the Purchase Agreement, the Company will reimburse GECC and JOL for the reasonable fees and expenses of their counsel in connection with this Agreement.

Section 5. Limitation on Waiver. Except to the extent expressly set forth in this Agreement, the amendments and waivers set forth herein shall not constitute a release of, consent to or waiver of any other provision, term or condition of the Purchase Agreement or the Notes, and all other agreements, documents, instruments and certificates executed in connection therewith are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

Section 6. Representations and Warranties. To induce GECC and JOL to enter into this Agreement, the Company hereby represents and warrants that (a) immediately prior to and after giving effect to this Agreement, (i) no violation of the Purchase Agreement exists or will exist and no Event of Default has occurred or will have occurred and be continuing thereunder and (ii) no Event of Default has occurred or will have occurred and be continuing under the terms of the Senior Credit Facility; (b) this Agreement and the 2001 Notes have been duly executed and delivered by the Company, such execution and delivery, and the performance by the Company of this Agreement and the 2001 Notes, have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the 2001 Notes each constitute valid, legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and (c) each of the consents and other actions described in clauses (c) and (d) of Section 4 are and shall at all times after the date of this Agreement remain in full force with the effect described in such clauses. A breach of any of the foregoing representations and warranties shall constitute an Event of Default under the terms of the Purchase Agreement.

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The "Senior Credit Facility" means the Loan and Security Agreement dated as of
January 20, 1995 between Congress Financial Corporation (Western) as lender and Krause's Sofa Factory and Castro Convertible Corporation as borrowers, including any amendments, refinancings, refundings, replacements or extensions thereof and including any guaranty thereof.

Section 7. Governing Law; Jurisdiction. The provisions of Section 12.13 (Governing Law; Consent to Jurisdiction) of the Purchase Agreement shall govern this Agreement as if set forth herein.

Section 8. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Company, GECC and JOL have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

                                            KRAUSE'S FURNITURE, INC.


                                            By: /s/ Robert A. Burton
                                                --------------------------------
                                            Name:   Robert A. Burton
                                            Title:  EVP and CFO

                                            GENERAL ELECTRIC CAPITAL CORPORATION


                                            By: /s/ Brian P. Keil
                                                --------------------------------
                                            Name:   Brian P. Keil
                                            Title:  Vice President

                                            JAPAN OMNIBUS LTD.


                                            By: /s/ James R. Hodge
                                                --------------------------------
                                            Name:   James R. Hodge
                                            Title: